Calculation of Filing Fee Tables
S-8
Odysight.ai Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value per share to be issued pursuant to the Odysight.ai Inc., 2024 Share Incentive Plan	Other	777,000	$ 4.49	$ 3,488,730.00	0.0001381	$ 481.79
Total Offering Amounts:						$ 3,488,730.00		$ 481.79
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 481.79
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock of Odysight.ai Inc. (the "Registrant"), par value $0.001 per share ("Common Stock"), that become issuable under the Registrant's 2024 Share Incentive Plan (the "2024 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction. Represents shares of Common Stock reserved for issuance pursuant to future awards under the 2024 Plan. This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on May 8, 2026, as reported on the Nasdaq Capital Market, which date is within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources